Exhibit 99.5
ENCORE ENERGY PARTNERS GP LLC
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$917	$3
Accounts receivable:
Trade	31,727	21,595
Affiliate	234	3,290
Derivatives	632	3,713
Prepaid expenses and other	558	448

Total current assets	34,068	29,049

Properties and equipment, at cost — successful efforts method:
Proved properties, including wells and related equipment	517,483	500,470
Unproved properties	249	298
Accumulated depletion, depreciation, and amortization	(81,466)	(63,295)

	436,266	437,473

Other property and equipment	730	510
Accumulated depreciation	(152)	(68)

	578	442

Goodwill	2,648	2,648
Other intangibles, net	3,816	3,969
Derivatives	6,504	21,875
Other	1,483	2,263

Total assets	$485,363	$497,719

LIABILITIES AND OWNER’S NET EQUITY
Current liabilities:
Accounts payable:
Trade	$2,145	$1,915
Affiliate	2,130	6,682
Accrued liabilities:
Lease operations expense	2,896	2,903
Development capital	2,147	3,012
Interest	247	147
Production, ad valorem, and severance taxes	11,367	6,272
Marketing	944	1,578
Derivatives	23,478	865
Other	2,664	2,898

Total current liabilities	48,018	26,272
Derivatives	68,420	20,447
Future abandonment cost, net of current portion	8,446	8,314
Long-term debt	151,000	47,500
Other	151	146

Total liabilities	276,035	102,679

Commitments and contingencies (see Note 11)

Minority interest	101,034	122,534

Owner’s net equity:
Owner’s net equity	107,627	272,506
Accumulated other comprehensive income	667	—

Total owner’s net equity	108,294	272,506

Total liabilities and owner’s net equity	$485,363	$497,719

The accompanying notes are an integral part of these consolidated balance sheets.

ENCORE ENERGY PARTNERS GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
(unaudited)
Note 1. Description of Business
     Encore Energy Partners GP LLC (the “General Partner”), a Delaware limited liability company, was formed in February 2007 to serve as the general partner of Encore Energy Partners LP (“ENP” or the “Partnership”), a Delaware limited partnership. The General Partner is a wholly owned subsidiary of Encore Partners GP Holdings LLC, a Delaware limited liability company and direct wholly owned subsidiary of Encore Acquisition Company (“EAC”), a publicly traded Delaware corporation. As of June 30, 2008 and December 31, 2007, the General Partner owned a general partner interest of approximately 1.5 percent and 2 percent, respectively, in the Partnership. The General Partner does not own an interest in any other entities. As of June 30, 2008 and December 31, 2007, approximately 67 percent and 58 percent, respectively, of the Partnership’s outstanding common units were owned by EAC and its subsidiaries.
     The Partnership was formed in February 2007 by EAC to acquire, exploit, and develop oil and natural gas properties and to acquire, own, and operate related assets. Also in February 2007, Encore Energy Partners Operating LLC (“OLLC”), a Delaware limited liability company and wholly owned subsidiary of the Partnership, was formed to own and operate ENP’s properties. The Partnership’s properties — and oil and natural gas reserves — are located in three core areas:
•	the Big Horn Basin of Wyoming and Montana, primarily in the Elk Basin field (the “Elk Basin Assets”);

•	the Permian Basin of West Texas; and

•	the Williston Basin of North Dakota.
Note 2. Basis of Presentation
     In accordance with Emerging Issues Task Force (“EITF”) Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights,” the General Partner is deemed to control the Partnership. Under Delaware law and the partnership agreement, the General Partner has the power to direct or cause the direction of the management and the policies of the Partnership. As a result of this substantive control, the Partnership is fully consolidated by the General Partner. The accompanying Consolidated Balance Sheets include the accounts of the General Partner and the Partnership, its controlled subsidiary (collectively, the “Company”). The public unitholders’ interest is reflected as “Minority interest” in the accompanying Consolidated Balance Sheets. The Company elected to account for gains on ENP’s issuance of common units as capital transactions as permitted by Staff Accounting Bulletin Topic 5H, “Accounting for Sales of Stock by a Subsidiary.” During 2007 and 2008, the Company reclassified approximately $77.6 million and $3.5 million, respectively, from “Minority interest” to “Owner’s net equity” on the accompanying Consolidated Balance Sheets to recognize gains on issuances of ENP’s common units. All material intercompany balances and transactions have been eliminated in consolidation.
     Upon completion of the Partnership’s initial public offering (“IPO”) in September 2007, EAC contributed to the Partnership certain oil and natural gas properties and related assets in the Permian Basin of West Texas (the “Permian Basin Assets”). The contribution of the Permian Basin Assets by EAC was accounted for as a transaction between entities under common control, similar to a pooling of interests. Therefore, the assets and liabilities of the Permian Basin Assets were recorded on the Company’s balance sheet at EAC’s historical basis. In February 2008, the Partnership completed the acquisition of additional oil and natural gas properties and related assets in the Permian Basin of West Texas and oil and natural gas properties and related assets in the Williston Basin of North Dakota (the “Permian and Williston Basin Assets”) from Encore Operating, L.P. (“Encore Operating”), a Texas limited partnership and indirect wholly owned subsidiary of EAC. See “Note 3. Acquisitions” for additional discussion. Because the Permian and Williston Basin Assets were acquired from an affiliate, this acquisition was also accounted for as a transaction between entities under common control, whereby the assets and liabilities were recorded at Encore Operating’s historical cost and the Company’s historical balance sheet was recast to include the acquired properties for all periods presented. Accordingly, the accompanying Consolidated Balance Sheets and notes thereto reflect the combined financial position of the Company, the Permian Basin Assets, and the Permian and Williston Basin Assets throughout the periods presented.
     In the opinion of management, the accompanying unaudited Consolidated Balance Sheets include all adjustments necessary to present fairly, in all material respects, the Company’s financial position as of June 30, 2008. All adjustments are of a normal recurring nature.

ENCORE ENERGY PARTNERS GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS — Continued
(unaudited)
     Certain amounts and disclosures have been condensed or omitted from the accompanying Consolidated Balance Sheets pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Therefore, the Consolidated Balance Sheets and notes thereto should be read in conjunction with the Company’s recast Consolidated Balance Sheet and related notes thereto as of December 31, 2007 included as Exhibit 99.4 to the Partnership’s Current Report on Form 8-K dated September 22, 2008.
New Accounting Pronouncements
Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”)
     In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS 157, which standardizes the definition of fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures related to the use of fair value measures in financial statements. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not require any new fair value measurements. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”), which delayed the effective date of SFAS 157 for one year for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company elected a partial deferral of SFAS 157 for all instruments within the scope of FSP FAS 157-2, including but not limited to, its asset retirement obligations and indefinite lived assets. The Company will continue to evaluate the impact of SFAS 157 on these instruments during the deferral period. The adoption of SFAS 157 on January 1, 2008, as it relates to financial assets and liabilities, did not have a material impact on the Company’s financial condition. See “Note 6. Fair Value Measurements” for additional discussion and related disclosures of the Company’s assets and liabilities measured at fair value.
SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (“SFAS 159”)
     In February 2007, the FASB issued SFAS 159, which permits entities to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. SFAS 159 allows entities an irrevocable option to measure eligible items at fair value at specified election dates, with resulting changes in fair value reported in earnings. SFAS 159 was effective for the Company on January 1, 2008; however, the Company did not elect the fair value option for eligible instruments existing on that date. Therefore, the adoption of SFAS 159 did not have an impact on the Company’s financial condition. In the future, the Company will assess the impact of electing the fair value option for any newly acquired eligible instruments. Electing the fair value option for such instruments could have a material impact on the Company’s financial condition.
SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”)
     In December 2007, the FASB issued SFAS 141R, which replaces SFAS No. 141, “Business Combinations.” SFAS 141R establishes principles and requirements for the reporting entity in a business combination, including: (i) recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognition and measurement of goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determination of the information to be disclosed to enable financial statement users to evaluate the nature and financial effects of the business combination. SFAS 141R applies prospectively to business combinations consummated in fiscal years beginning on or after December 15, 2008 (for acquisitions that close on or after January 1, 2009 for the Company). Early application is prohibited. The Company is evaluating the impact SFAS 141R will have on its financial condition and the reporting of future acquisitions in the Consolidated Balance Sheets.
SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS 160”)
     In December 2007, the FASB issued SFAS 160, which amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 clarifies that a noncontrolling interest should be presented as a component of equity in the consolidated financial statements and requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. In addition, the standard establishes expanded disclosure requirements and addresses changes in a parent’s ownership of a noncontrolling interest, changes in a parent’s ownership interest

ENCORE ENERGY PARTNERS GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS — Continued
(unaudited)
while the parent retains its controlling financial interest, and fair value measurement of any retained noncontrolling interest investment. SFAS 160 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The Company does not expect the adoption of SFAS 160 to have a material impact on its financial condition.
SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS 161”)
     In March 2008, the FASB issued SFAS 161, which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”) to require enhanced disclosures about (i) how and why an entity uses derivative instruments; (ii) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years beginning on or after November 15, 2008, with early application encouraged. The adoption of SFAS 161 will require additional disclosures regarding the Partnership’s derivative instruments; however, SFAS 161 will not change the Partnership’s accounting for its derivative instruments and therefore, will not have an impact on the Company’s financial condition.
SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”)
     In May 2008, the FASB issued SFAS 162, which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The Company does not expect the adoption of SFAS 162 to change its current accounting practice; therefore, the adoption of SFAS 162 will not have an impact on the Company’s financial condition.
Note 3. Acquisitions
Permian and Williston Basin Assets
     In December 2007, OLLC entered into a purchase and investment agreement with Encore Operating pursuant to which OLLC agreed to acquire the Permian and Williston Basin Assets. The transaction closed in February 2008. The total consideration for the acquisition consisted of approximately $125.3 million in cash, including certain post-closing adjustments, and 6,884,776 common units representing limited partner interests in the Partnership. In determining the total purchase price of the Permian and Williston Basin Assets under the purchase and investment agreement, the common units were valued at $125 million. The cash portion of the purchase price was financed with borrowings under OLLC’s revolving credit facility.
     As discussed in “Note 2. Basis of Presentation,” the transaction was accounted for as a transaction between entities under common control. Therefore, the assets and liabilities of the acquired properties were recorded at Encore Operating’s historical cost of approximately $100 million, and the Company’s historical balance sheet was recast to include the Permian and Williston Basin Assets for all periods presented. As the historical basis in the Permian and Williston Basin Assets is included in the Consolidated Balance Sheet as of December 31, 2007, the cash purchase price, as adjusted for certain post-closing adjustments, of the Permian and Williston Basin Assets was recorded as a deemed distribution to the EAC affiliates based on their respective ownership percentages in the Partnership’s general and limited partner units. For financial statement purposes, no value was ascribed to the common units issued as consideration for the acquired properties as the cash consideration exceeded the historical carrying cost of the properties.
Elk Basin Assets
     In January 2007, EAC entered into a purchase and sale agreement with certain subsidiaries of Anadarko Petroleum Corporation (“Anadarko”) to acquire oil and natural gas properties and related assets in the Big Horn Basin of Wyoming and Montana, which included the Elk Basin Assets. Prior to closing, EAC assigned the rights and duties under the purchase and sale agreement relating to the Elk Basin Assets to OLLC. The closing of the acquisition occurred in March 2007. The total purchase price for the Elk Basin Assets was approximately $330.7 million, including transaction costs of approximately $1.1 million.
     The Partnership financed the acquisition of the Elk Basin Assets through a $93.7 million contribution from EAC, $120 million of borrowings under a subordinated credit agreement with EAP Operating, LLC, a Delaware limited liability company

ENCORE ENERGY PARTNERS GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS — Continued
(unaudited)
and wholly owned subsidiary of EAC, and borrowings under OLLC’s revolving credit facility. See “Note 8. Debt” for additional discussion of the Partnership’s long-term debt.
Note 4. Proved Properties
     Amounts shown in the accompanying Consolidated Balance Sheets as “Proved properties, including wells and related equipment” consisted of the following as of the dates indicated:

	June 30,	December 31,
	2008	2007
	(in thousands)

Proved leasehold costs	$377,923	$372,076
Wells and related equipment — Completed	137,230	124,381
Wells and related equipment — In process	2,330	4,013

Total proved properties	$517,483	$500,470

Note 5. Derivative Financial Instruments
Commodity Derivative Contracts — Mark-to-Market Accounting
     In order to partially finance the cost of premiums on certain purchased floors, the Partnership may sell floors with a strike price below the strike price of the purchased floor. Together the two floors, known as a floor spread or put spread, have a lower premium cost than a traditional floor contract but provide price protection only down to the strike price of the short floor. As with the Partnership’s other commodity derivative contracts, these are marked-to-market each quarter. In the following tables, the purchased floor component and the short floor component of these floor spreads are shown net and included with the Partnership’s other floor contracts.
     The following tables summarize the Partnership’s open commodity derivative contracts as of June 30, 2008:
Oil Derivative Contracts

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average	Liability
	Floor	Floor	Cap	Cap	Swap	Swap	Fair Market
Period	Volume	Price	Volume	Price	Volume	Price	Value
	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(in thousands)
July - Dec. 2008							$(2,751)
	880	$80.00	440	$107.60	—	$—
	2,000	75.00	—	—	—	—
	500	65.00	—	—	—	—
2009							(31,084)
	880	80.00	440	97.75	—	—
	2,250	74.11	—	—	1,000	68.70
2010							(25,696)
	880	80.00	440	93.80	—	—
	2,000	75.00	1,000	77.23	—	—
2011							(18,639)
	1,880	80.00	1,440	95.41	—	—
	1,000	70.00	—	—	—	—

							$(78,170)

ENCORE ENERGY PARTNERS GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS — Continued
(unaudited)
Natural Gas Derivative Contracts

	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Liability
	Floor	Floor	Cap	Cap	Fair Market
Period	Volume	Price	Volume	Price	Value
	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(in thousands)
July - Dec. 2008					$(2,342)
	3,800	$8.20	3,800	$9.83
	3,800	7.20	—	—
2009					(3,492)
	3,800	8.20	3,800	9.83
	3,800	7.20	—	—
2010					(2,108)
	3,800	8.20	3,800	9.58
	3,800	7.20	—	—

					$(7,942)

Interest Rate Swap Agreements
     In the first quarter of 2008, the Partnership entered into interest rate swap agreements whereby it swapped $100 million of floating rate debt on its revolving credit facility to a weighted average fixed rate of 3.06 percent and an expected margin of 1.25 percent. These interest rate swap agreements were designated as cash flow hedges. The following table summarizes the Partnership’s open interest rate swap agreements as of June 30, 2008:

	Notional	Fixed	Floating
Term	Amount	Rate	Rate
	(in thousands)
July 2008-January 2011	$50,000	3.1610%	1 month LIBOR
July 2008-January 2011	25,000	2.9650%	1 month LIBOR
July 2008-January 2011	25,000	2.9613%	1 month LIBOR
     As of June 30, 2008, the fair market value of the Partnership’s interest rate swap agreements was a net asset of $1.4 million.
Accumulated Other Comprehensive Income (“AOCI”)
     At June 30, 2008, AOCI consisted entirely of deferred gains, net of tax, on the Partnership’s interest rate swap agreements that are designated as hedges. The Partnership expects to reclassify $0.1 million of deferred gains associated with its interest rate swap agreements from AOCI to offset interest expense during the twelve months ending June 30, 2009.
Note 6. Fair Value Measurements
     As discussed in “Note 2. Basis of Presentation,” the Company adopted SFAS 157, as it relates to financial assets and liabilities, on January 1, 2008. As defined in SFAS 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company primarily applies the market and income approaches for recurring fair value measurements and utilizes the best available information. Accordingly, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company has reviewed its recurring transactions and found that its markets and financial instruments are fairly liquid and has established that they are able to transact at the midpoint of the bid/ask spread. The Company is able to classify fair value balances based on the observability of those inputs.
     SFAS 157 establishes a three-tier fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy defined by SFAS 157 are as follows:

ENCORE ENERGY PARTNERS GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS — Continued
(unaudited)
•	Level 1 — Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•	Level 2 — Pricing inputs, other than quoted prices within Level 1, that are observable for the asset or liability, either directly or indirectly, as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace.

•	Level 3 — Pricing inputs include significant unobservable inputs. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.
     The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2008.

		Fair Value Measurements at Reporting Date Using
		Quoted Prices in
		Active Markets for	Significant Other	Significant
		Identical Assets	Observable Inputs	Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
	(in thousands)
Oil derivative contracts — swaps	$(25,132)	$—	$(25,132)	$—
Oil derivative contracts — floors and caps	(53,038)	—	—	(53,038)
Natural gas derivative contracts — floors and caps	(7,942)	—	—	(7,942)
Interest rate swap agreements	1,350	—	1,350	—

Total	$(84,762)	$—	$(23,782)	$(60,980)

     Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the financial assets and liabilities and their placement within the fair value hierarchy levels.

ENCORE ENERGY PARTNERS GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS — Continued
(unaudited)
     The following table summarizes the changes in the Company’s net financial liabilities measured at fair value using Level 3 inputs for the six months ended June 30, 2008:

	Fair Value Measurements Using Significant Unobservable Inputs
	(Level 3)
		Natural Gas
	Oil Derivative	Derivative
	Contracts — Floors	Contracts — Floors
	and Caps	and Caps	Total
	(in thousands)
Balance at January 1, 2008	$6,466	$4,533	$10,999
Total gains (losses):
Included in earnings	(61,357)	(12,631)	(73,988)
Purchases, issuances, and settlements	1,853	156	2,009

Balance at June 30, 2008	$(53,038)	$(7,942)	$(60,980)

The amount of total losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$(61,357)	$(12,631)	$(73,988)

     The Company does not use hedge accounting for its commodity derivative contracts; therefore, all derivative fair value gains and losses related to such contracts are included in the income statement. All fair values reflected in the tables above and in the accompanying Consolidated Balance Sheet as of June 30, 2008 have been adjusted for non-performance risk. The adjustment to fair value related to non-performance risk as of June 30, 2008 was a reduction of the net liability value of approximately $2.1 million.
     The following methods and assumptions were used to estimate the fair values of the financial assets and liabilities in the tables above.
Level 2 Fair Value Measurements
     Oil derivative contracts — swaps — The fair values were estimated using a combined income and market-based valuation methodology based upon forward commodity prices. Forward curves were obtained from independent pricing services reflecting broker market quotes.
     Interest rate swap agreements — The fair values were estimated using a combined income and market-based valuation methodology based upon forward interest rate yield curves and credit. The curves were obtained from independent pricing services reflecting broker market quotes.
Level 3 Fair Value Measurements
     Oil and natural gas derivative contracts — floors and caps — The fair values were estimated using pricing models and discounted cash flow methodologies based on inputs that are not readily available in public markets.
Note 7. Asset Retirement Obligations
     The Company’s asset retirement obligations relate to future plugging and abandonment expenses on oil and natural gas properties and related facilities disposal. The following table summarizes the changes in the Company’s estimated asset retirement obligations for the six months ended June 30, 2008 (in thousands):

Future abandonment liability at January 1, 2008	$8,704
Wells drilled	26
Accretion of discount	239
Revision of previous estimates	(233)

Future abandonment liability at June 30, 2008	$8,736

ENCORE ENERGY PARTNERS GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS — Continued
(unaudited)
     As of June 30, 2008, $8.4 million of the Company’s asset retirement obligations was long-term and recorded in “Future abandonment cost, net of current portion” and $0.3 million was current and included in “Other current liabilities” in the accompanying Consolidated Balance Sheets.
Note 8. Debt
Revolving Credit Facility
     In conjunction with the closing of the acquisition of the Elk Basin Assets on March 7, 2007, OLLC entered into a five-year credit agreement (as amended, the “OLLC Credit Agreement”) with a bank syndicate comprised of Bank of America, N.A. and other lenders. The OLLC Credit Agreement provides for revolving credit loans to be made to OLLC from time to time and letters of credit to be issued from time to time for the account of OLLC or any of its restricted subsidiaries. The OLLC Credit Agreement matures on March 7, 2012.
     The aggregate amount of the commitments of the lenders under the OLLC Credit Agreement is $300 million. Availability under the OLLC Credit Agreement is subject to a borrowing base, which is redetermined semi-annually and upon requested special redeterminations. At June 30, 2008, the borrowing base was $240 million.
     As of June 30, 2008, there were $151 million of outstanding borrowings and $88.9 million of borrowing capacity under the OLLC Credit Agreement. As of June 30, 2008, there were $0.1 million of outstanding letters of credit.
     OLLC’s obligations under the OLLC Credit Agreement are secured by a first-priority security interest in OLLC’s and its restricted subsidiaries’ proved oil and natural gas reserves and in the equity interests of OLLC and its restricted subsidiaries. In addition, OLLC’s obligations under the OLLC Credit Agreement are guaranteed by the Partnership and OLLC’s restricted subsidiaries. Obligations under the OLLC Credit Agreement are non-recourse to EAC and its restricted subsidiaries.
     The OLLC Credit Agreement contains customary events of default. If an event of default occurs and is continuing, lenders with a majority of the aggregate commitments may require Bank of America, N.A. to declare all amounts outstanding under the OLLC Credit Agreement to be immediately due and payable. At June 30, 2008, OLLC was in compliance with all debt covenants under the OLLC Credit Agreement.
Subordinated Credit Agreement
     On March 7, 2007, OLLC entered into a six-year subordinated credit agreement with EAP Operating, LLC, a Delaware limited liability company and direct wholly owned subsidiary of EAC. Pursuant to the subordinated credit agreement, a single subordinated term loan was made on March 7, 2007 to the Partnership in the aggregate amount of $120 million. The total outstanding balance of $126.4 million, including accrued interest, was repaid in September 2007 using a portion of the net proceeds from the IPO.
Note 9. Owner’s Net Equity and Distributions
     ENP’s partnership agreement requires that, within 45 days after the end of each quarter, it distribute all of its available cash (as defined in the partnership agreement) to its unitholders. Distributions are not cumulative. The Partnership distributes available cash to its unitholders and the General Partner in accordance with their ownership percentages. In distributing available cash, the Partnership assumes that the holders of management incentive units own the equivalent number of common units into which such units are convertible on the date of distribution, provided that distributions payable to the holders of management incentive units are subject to a maximum limit equal to 5.1 percent of all distributions to the Partnership’s unitholders at the time of any such distribution. If the 5.1 percent maximum limit on aggregate distributions to the holders of management incentive units is reached, then any available cash that would have been distributed to such holders will be available for distribution to unitholders. See “Note 10. Unit-Based Compensation Plans” for additional discussion of the management incentive units.
     On February 14, 2008, the Partnership paid a quarterly distribution of $0.3875 per unit with respect to the fourth quarter of 2007. The total distribution of $9.8 million was paid to unitholders of record as of the close of business on February 6, 2008.

ENCORE ENERGY PARTNERS GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS — Continued
(unaudited)
On May 15, 2008, the Partnership paid a quarterly distribution of $0.5755 per unit with respect to the first quarter of 2008. The total distribution of $19.3 million was paid to unitholders of record as of the close of business on May 9, 2008.
Note 10. Unit-Based Compensation Plans
Management Incentive Units
     In May 2007, the board of directors of the General Partner (the “Board of Directors”) issued 550,000 management incentive units to certain of its executive officers. A management incentive unit is a limited partner interest in the Partnership that entitles the holder to quarterly distributions to the extent paid to the Partnership’s common unitholders and to increasing distributions upon the achievement of 10 percent compounding increases in the Partnership’s distribution rate to common unitholders. Management incentive units are convertible into common units of the Partnership upon the occurrence of any of the following events:
•	a change in control;

•	at the option of the holder, when the Partnership’s aggregate quarterly distributions to unitholders over four consecutive quarters are at least $2.05 per unit; or

•	the holder’s death or disability.
     In order for distributions payable to the holders of the management incentive units to increase, the distributions payable to common unitholders must increase by 10 percent on a compounded basis. The management incentive units are subject to a maximum limit on the aggregate number of common units issuable to, and the aggregate distributions payable to, holders of management incentive units as follows:
•	the holders of management incentive units are not entitled to receive, in the aggregate, common units upon conversion of the management incentive units that exceed a maximum limit of 5.1 percent of all the Partnership’s then-outstanding units; and

•	the holders of management incentive units are not entitled to receive, in the aggregate, distributions of the Partnership’s available cash in an amount that exceeds a maximum limit of 5.1 percent of all such distributions to all unitholders at the time of any such distribution.
     The holders of management incentive units do not have any voting rights with respect to the units.
     The management incentive units vest in three equal installments. The first installment vested upon the closing of the IPO, and the subsequent vestings occur on September 17, 2008 and 2009. As of June 30, 2008, the Company had $2.6 million of total unrecognized compensation cost related to unvested management incentive units, which is expected to be recognized over a weighted average period of 0.5 years. There have not been any additional issuances or forfeitures of management incentive units.
ENP Incentive Plan
     In connection with the IPO, the Board of Directors adopted the Encore Energy Partners GP LLC Long-Term Incentive Plan (the “ENP Incentive Plan”) for employees, consultants, and directors of EAC, the General Partner, and any of their affiliates who perform services for the Partnership. The ENP Incentive Plan provides for the grant of options, restricted units, phantom units, unit appreciation rights, distribution equivalent rights, other unit-based awards, and unit awards. An aggregate of 1,150,000 common units may be delivered pursuant to awards under the ENP Incentive Plan. As of June 30, 2008, there were 1,125,000 common units available for issuance under the ENP Incentive Plan. The ENP Incentive Plan is administered by the Board of Directors or a committee thereof, referred to as the plan administrator.
     In October 2007, the Board of Directors issued 20,000 phantom units to its directors pursuant to the ENP Incentive Plan. During the first quarter of 2008, the Board of Directors issued 5,000 phantom units to a new board member pursuant to the ENP Incentive Plan. A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, at the discretion of the plan administrator, cash equivalent to the value of a common unit. These phantom units are classified as liability awards under SFAS No. 123 (revised 2004), “Share-Based Payment.” Accordingly, the Company determines the fair value of these awards at each reporting period, based on the closing unit price of the Partnership’s common units, and recognizes

ENCORE ENERGY PARTNERS GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS — Continued
(unaudited)
the current portion of the liability as a component of “Other current liabilities” and the long-term portion of the liability as a component of “Other noncurrent liabilities” in the accompanying Consolidated Balance Sheets. As of June 30, 2008 and December 31, 2007, the total liability was approximately $0.2 million and $31 thousand, respectively. For liability awards, the fair value of the award, which determines the measurement of the liability on the balance sheet, is remeasured at each reporting period until the award is settled. Changes in the fair value of the liability award from period to period are recorded as increases or decreases in compensation expense, over the remaining service period. The phantom units vest in four equal annual installments beginning on October 29, 2008. The holders of phantom units are also entitled to receive distribution equivalent rights prior to vesting, which entitle the grantee to receive cash equal to the amount of any cash distributions made by the Partnership with respect to a common unit during the period the right is outstanding.
     There have been no additional issuances or forfeitures under the ENP Incentive Plan.
     To satisfy common unit awards, the Partnership may issue new common units, acquire common units in the open market, or use common units already owned by EAC and its affiliates.
Note 11. Commitments and Contingencies
     From time to time, the Company is a party to various legal proceedings in the ordinary course of business. The Company is not currently a party to any litigation or pending claims that it believes would have a material adverse effect on its business, financial condition, results of operations, or liquidity.
     Additionally, the Partnership has contractual obligations related to future plugging and abandonment expenses on oil and natural gas properties and related facilities disposal, long-term debt, and derivative contracts as discussed more fully in the notes above.
Note 12. Related Party Transactions
     The Partnership does not have any employees. The employees supporting the operations of the Partnership are employees of EAC. At the closing of the IPO, the Partnership entered into an amended and restated administrative services agreement (the “Administrative Services Agreement”) with the General Partner, OLLC, Encore Operating, and EAC, whereby Encore Operating performs administrative services for the Partnership, such as accounting, corporate development, finance, land, legal, and engineering. In addition, Encore Operating provides all personnel and any facilities, goods, and equipment necessary to perform these services and not otherwise provided by the Partnership. Encore Operating initially received an administrative fee of $1.75 per BOE of the Partnership’s production for such services. Effective April 1, 2008, the administrative fee per the Administrative Services Agreement increased to $1.88 per BOE of the Partnership’s production as a result of the COPAS Wage Index Adjustment for the current year. Encore Operating also charges the Partnership for reimbursement of actual third-party expenses incurred on the Partnership’s behalf. Encore Operating has substantial discretion in determining which third-party expenses to incur on the Partnership’s behalf. In addition, Encore Operating is entitled to retain any COPAS overhead charges associated with drilling and operating wells that would otherwise be paid by non-operating interest owners to the operator of a well. Encore Operating is not liable to the Partnership for its performance of, or failure to perform, services under the Administrative Services Agreement unless its acts or omissions constitute gross negligence or willful misconduct.
     The Partnership reimburses EAC for any additional state income, franchise, or similar tax paid by EAC resulting from the inclusion of the Partnership in a combined state income, franchise, or similar tax report with EAC as required by applicable law. The amount of any such reimbursement is limited to the tax that the Partnership would have paid had it not been included in a combined group with EAC.
     During the three and six months ended June 30, 2008, the Partnership paid $1.7 million and $3.1 million, respectively, to Encore Operating for administrative fees under the Administrative Services Agreement (including payment of COPAS recovery) and $2.6 million and $3.3 million, respectively, for reimbursement of actual third-party expenses incurred on the Partnership’s behalf. As of June 30, 2008 and December 31, 2007, the Company had a payable to EAC of $2.1 million and $6.7 million, respectively for services provided by Encore Operating, which is reflected in “Accounts payable — affiliate” in the accompanying Consolidated Balance Sheets, and a receivable from EAC of $0.2 million and $3.3 million, which is reflected in “Accounts receivable — affiliate” in the accompanying Consolidated Balance Sheets.

ENCORE ENERGY PARTNERS GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS — Continued
(unaudited)
     As discussed in “Note 3. Acquisitions,” the Partnership completed the acquisition of the Permian and Williston Basin Assets from Encore Operating in February 2008 for total consideration of approximately $125.3 million in cash, including certain post-closing adjustments, and 6,884,776 common units representing limited partner interests in the Partnership.
     During the three and six months ended June 30, 2008, the Partnership distributed approximately $13.0 million and $18.7 million, respectively, to EAC and certain executive officers of the General Partner related to quarterly distributions on common units and management incentive units. For the three and six months ended June 30, 2008, the Partnership distributed $0.3 million and $0.5 million, respectively, to the General Partner as the holder of 504,851 general partner units.
     EAC (through its subsidiaries) contributed $93.7 million to the Partnership in March 2007. These proceeds were used by the Partnership, along with proceeds from the borrowings under the Partnership’s long-term debt agreements, to purchase the Elk Basin Assets. Additionally, EAC (through its subsidiaries) made a non-cash contribution in March 2007 of derivative oil put contracts representing 2,500 Bbls/D of production at $65.00 per Bbl for the period of April 2007 through December 2008. At the date of transfer, the derivative contracts had a fair value of $9.4 million.
Note 13. Subsequent Events
Commodity Derivative Contracts
     Subsequent to June 30, 2008, the Partnership increased its oil derivative contract positions by entering into additional commodity derivative contracts. The following tables summarize the Partnership’s open commodity derivative contracts as of September 16, 2008:
     Oil Derivative Contracts

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume (a)	Price	Volume	Price	Volume	Price
	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)

Sept. - Dec. 2008	880	$80.00	440	$107.60	—	$—
	2,000	75.00	—	—	—	—
	500	65.00	—	—	—	—

2009	3,130	110.00	440	97.75	1,000	68.70

2010	880	80.00	440	93.80	—	—
	2,000	75.00	1,000	77.23	—	—

2011	1,880	80.00	1,440	95.41	—	—
	1,000	70.00	—	—	—	—

(a)	In order to partially finance the cost of premiums on certain purchased floors, the Partnership may sell floors with a strike price below the strike price of the purchased floor, thereby entering into a floor spread. In the above table, the purchased floor component of these floor spreads are shown net and included with the Partnership’s other floor contracts. In addition to the floor contracts shown for 2009, the Partnership has a floor contract for 1,000 Bbls/D at $63.00 per Bbl and a short floor contract for 1,000 Bbls/D at $65.00 per Bbl.

ENCORE ENERGY PARTNERS GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS — Continued
(unaudited)
     Natural Gas Derivative Contracts

	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap
Period	Volume	Price	Volume	Price
	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)

Sept. - Dec. 2008	3,800	$8.20	3,800	$9.83
	3,800	7.20	—	—

2009	3,800	8.20	3,800	9.83
	3,800	7.20	—	—

2010	3,800	8.20	3,800	9.58
	3,800	7.20	—	—
Distributions
     On August 4, 2008, the Board of Directors declared a distribution for the second quarter of 2008 to unitholders of record as of the close of business on August 11, 2008. Approximately $23.1 million was paid in August 2008 to unitholders at a rate of $0.6881 per unit.